UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): March 12, 2007

Titan Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13341	94-3171940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 650-244-4990

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On March 12, 2007, Titan Pharmaceuticals, Inc. (the “Company”) and Cornell Capital Partners, L.P. (“Cornell”) agreed to terminate the Standby Equity Distribution Agreement (the “Agreement”) they entered into in September 2005 for business reasons. Under the Agreement, the Company could have required Cornell to purchase up to $35,000,000 of the Company’s common stock over a two year period following the effective date of a registration statement covering the shares of the Company’s common stock to be sold to Cornell. The Company drew down a total of $4,000,000 and issued a total of 3,131,228 shares pursuant to the Agreement. The Company has not made any draw-downs pursuant to the Agreement in the last twelve months.

The Agreement could have been drawn down by the Company in increments of up to $2,000,000. At the closing of each draw-down (which would take place six days after notification by the Company) the Company would issue to Cornell a number of shares of its common stock equal to the amount of the draw-down divided by the lowest daily volume weighted average price of the Company’s common stock during the five trading days following the draw-down notice to Cornell. At each closing, the Company would have been required to pay 5% of the amount of the draw-down to Cornell and $500 to Yorkville Advisors Management, LLC, the investment manager for Cornell.

The Company incurred no termination expenses or penalties in connection with the termination of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Robert E. Farrell
Name:	Robert E. Farrell
Title:	Chief Financial Officer

Dated: March 14, 2007